UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.02. Results of Operations and Financial Condition.

Item 7.01. Regulation FD Disclosure.

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition” and Item 7.01, “Regulation FD Disclosure.”

On November 6, 2008, Net 1 UEPS Technologies, Inc. (“Net1”) issued a press release setting forth Net1’s financial results for the three months ended September 30, 2008. A copy of Net1’s press release is attached as Exhibit 99.1.

Item 8.01. Other Events.

On November 6, 2008, Net1 issued a press release announcing that its Board of Directors has authorized the repurchase of up to $50 million of Net1’s common stock at any time and from time to time through December 31, 2009. The share repurchase authorization will be used in management’s discretion, subject to limitations imposed by SEC Rule 10b-18 and other legal requirements and subject to price and other internal limitations established by the Board. Repurchases will be funded from Net1’s available cash. Share repurchases may be made through open market purchases, privately negotiated transactions, or both. There can be no assurance that Net1 will purchase any shares or any particular number of shares.

The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, liquidity and other factors that management deems appropriate.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated November 6, 2008, issued by Net 1 UEPS Technologies, Inc.

99.2	Press Release, dated November 6, 2008, Net1 announces share repurchase authorization.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: November 6, 2008	By:	/s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of the Board